Exhibit 10.7

DESTINATION XL GROUP, INC.

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Pursuant to a vote taken of the Directors of Destination XL Group, Inc. at a meeting held on January 28, 2016, the Second Amended and Restated Non-Employee Director Compensation Plan (the “Plan”) dated as of December 8, 2014 ; and amended as of November 5, 2015; is hereby amended effective January 31, 2016 (the “Second Amendment”).  Capitalized terms used herein and not defined shall have the same meaning herein as in the Plan.

1.	Amendment to Plan.

Subsection (i) of Section 3. Compensation; Irrevocable Election; Valuation of the Plan shall be updated to include the following language:

(h)  to the chairperson of the Company’s cybersecurity and data privacy committee, a fee equal to $1,250 per fiscal quarter (paid only to the Participant serving in such position as of the Grant Date in the fiscal quarter for which the fee is payable).